Exhibit 99

General Electric Capital Corporation
Condensed Statement of Earnings

	Three months ended September 30,			Nine months ended September 30,
(In millions, Unaudited)	2012	2011	V %	2012	2011	V %

Revenues
Revenues from services	$11,335	$11,983		$34,179	$37,375
Sales of goods	34	32		90	116
Total revenues	11,369	12,015	(5)%	34,269	37,491	(9)%

Costs and expenses
Costs of sales, operating and administrative expenses	4,867	5,127		14,275	15,699
Interest	2,805	3,556		8,989	10,738
Investment contracts, insurance losses and insurance
annuity benefits	798	755		2,271	2,314
Provision for losses on financing receivables	1,122	961		2,728	2,893
Total costs and expenses	9,592	10,399	(8)%	28,263	31,644	(11)%

Earnings from continuing operations before
income taxes	1,777	1,616	10%	6,006	5,847	3%
Benefit (provision) for income taxes	(78)	(59)		(367)	(834)
Earnings from continuing operations	1,699	1,557	9%	5,639	5,013	12%

Earnings (loss) from discontinued operations,
net of taxes	(111)	(64)		(881)	166

Net earnings	1,588	1,493	6%	4,758	5,179	(8)%

Less net earnings attributable to
noncontrolling interests	20	38		46	89
Net earnings attributable to GECC	$1,568	$1,455	8%	$4,712	$5,090	(7)%

Amounts attributable to GECC:
Earnings from continuing operations	$1,679	$1,519	11%	$5,593	$4,924	14%
Earnings (loss) from discontinued operations, net of taxes	(111)	(64)		(881)	166
Net earnings attributable to GECC	$1,568	$1,455	8%	$4,712	$5,090	(7)%

(1)

General Electric Capital Corporation
Summary of Operating Segments

	Three months ended September 30,			Nine months ended September 30,
(In millions, Unaudited)	2012	2011	V %	2012	2011	V %

Revenues
Commercial Lending and Leasing (CLL)	$4,124	$4,512	(9)%	$12,707	$13,786	(8)%
Consumer	3,911	4,028	(3)%	11,600	13,023	(11)%
Real Estate	948	935	1%	2,660	2,834	(6)%
Energy Financial Services	401	221	81%	1,086	931	17%
GE Capital Aviation Services (GECAS)	1,249	1,265	(1)%	3,897	3,917	(1)%
Total segment revenues	10,633	10,961	(3)%	31,950	34,491	(7)%
GECC corporate items and eliminations	736	1,054	(30)%	2,319	3,000	(23)%
Total revenues	$11,369	$12,015	(5)%	$34,269	$37,491	(9)%

Segment profit
CLL	$568	$688	(17)%	$1,879	$1,943	(3)%
Consumer	749	803	(7)%	2,485	3,086	(19)%
Real Estate	217	(82)	F	494	(775)	F
Energy Financial Services	132	79	67%	325	330	(2)%
GECAS	251	208	21%	877	835	5%
Total segment profit	1,917	1,696	13%	6,060	5,419	12%
GECC corporate items and eliminations	(238)	(177)	(34)%	(467)	(495)	6%
Earnings from continuing operations
attributable to GECC	1,679	1,519	11%	5,593	4,924	14%
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECC	(111)	(64)	(73)%	(881)	166	U
Net earnings attributable to GECC	$1,568	$1,455	8%	$4,712	$5,090	(7)%

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General Electric Capital Corporation
Condensed Statement of Financial Position

	September 30,	December 31,
(In billions, Unaudited)	2012	2011

Assets
Cash & marketable securities	$126.4	$124.1
Inventories	0.1	0.1
Financing receivables - net	271.6	288.8
Property, plant & equipment - net	52.3	51.4
Goodwill & intangible assets	28.7	28.8
Other assets	78.6	88.9
Assets of businesses held for sale	2.7	0.7
Assets of discontinued operations	1.2	1.7

Total assets	$561.6	$584.5

Liabilities and equity
Borrowings and bank deposits	$420.4	$443.1
Investment contracts, insurance liabilities and insurance annuity benefits	28.8	30.2
Other liabilities	28.4	31.6
Liabilities of businesses held for sale	0.2	0.3
Liabilities of discontinued operations	1.8	1.5
GECC shareowners' equity	81.3	77.1
Noncontrolling interests	0.7	0.7

Total liabilities and equity	$561.6	$584.5

(3)